Exhibit 10.26

Opendoor Labs Inc.

1 Post Street, Floor 11
San Francisco, California 94104

September 1, 2020

Tom Willerer

VIA EMAIL

Re: Amendment to Offer Letter Agreement

Dear Tom:

As discussed, you and Opendoor Labs Inc. (the “Company”) hereby agree to amend the offer letter agreement between you and the Company, dated July 22, 2019 (the “Offer Letter”), by adding to it the following provisions set forth below (the “Amendment”):

The Offer Letter is hereby amended to add Section 5A as set forth below:

5A. Change of Control.

(a) Termination Without Cause In Connection With A Change of Control. If: (i) the Company consummates a Change of Control (as defined in the Plan); and (ii) your employment is terminated by the Company without Cause or you resign from the Company for Good Reason (as defined below) within 12 months following a Change of Control; then 50% of your then outstanding but unvested options and restricted stock units held by you as of your employment termination date will accelerate and be deemed vested as of your employment termination date (the “Accelerated Vesting”).

(b) Conditions for Receipt of Accelerated Vesting. As a condition of your receipt of or entitlement to the Accelerated Vesting under this Section, you must execute an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) and allow such Release to become effective by its terms, within the applicable time period set forth therein. For the avoidance of doubt, if you fail to timely execute a Release or if you revoke the Release so that it does not become effective, you will not be entitled to and the Company shall have no obligation to provide you any Accelerated Vesting, as applicable.

(c) For purposes of this letter agreement, “Good Reason” shall mean your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your job responsibilities, duties, or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in your job responsibilities, duties, or authority); (ii) a material reduction in your base salary unless such reduction is in connection with and proportional to reductions to the base salary of other members of the management team and such reduction does not exceed 20% of your base salary; or (iii) the requirement by the Company that you transfer your place of employment to a location that is outside of the greater San Francisco Bay Area. In order to resign your employment for Good Reason, you must notify the Company in writing of the circumstances constituting Good Reason within 30 days after the first occurrence of the circumstance giving rise to Good Reason setting forth the basis for your resignation and the Company shall have 30 days after your written notice is received in which to cure such event. In the event the Company fails to cure such event within such 30-day period, you must resign from all positions you hold with the Company effective no later than 30 days after the expiration of such cure period.

The Offer Letter is hereby amended to replace Section 11 with the following:

11.        Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this Arbitration section shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004 (as amended), the California Fair Employment and Housing Act (as amended), or the California Labor Code (as amended), to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act (“FAA”) or otherwise invalid. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This paragraph shall be construed and interpreted in accordance with the laws of the state in which you work and the FAA. In the case of a conflict, the FAA will control. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Agreement.

Except as set forth herein, all of the terms and conditions set forth in your Offer Letter are unchanged and remain in effect. For avoidance of doubt, your employment remains terminable at-will by either you or the Company, with or without Cause or advance notice. The Confidential Information and Invention Assignment Agreement between you and the Company will continue to remain in force. This Amendment, together with the Offer Letter, its exhibits, and all agreements referenced therein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promises or representations, written or oral, other than those expressly contained herein. This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

Please sign below to indicate your acceptance of these terms. Please let me know if you have any questions.

Sincerely,

Opendoor Labs Inc.

By:
Eric Wu
Chief Executive Officer

Understood and Agreed:

Tom Willerer

Date